Exhibit 10.1

INTEREST CONTRIBUTION AGREEMENT

by and among

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, LP

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

TOWNSHIP NINE OWNER, LLC

CAPITOL STATION HOLDINGS, LLC

CAPITOL STATION MEMBER, LLC

CAPITOL STATION 65, LLC

AVALON JUBILEE, LLC

and

PRESIDENTIAL REALTY OPERATING PARTNERSHIP LP

PRESIDENTIAL REALTY CORPORATION

December 16, 2016

INTEREST CONTRIBUTION AGREEMENT

This INTEREST CONTRIBUTION AGREEMENT dated as of December 16, 2016 (this “Agreement”), is made and entered into among FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“FCRE OP” or the “Contributor”), FIRST CAPITAL REAL ESTATE TRUST INCORPORATED, a Maryland corporation (“First Capital” and together with FCRE OP, each an “FC Party” and collectively the “FC Parties”), TOWNSHIP NINE OWNER, LLC, a Delaware limited liability company (“T9 JV”), CAPITOL STATION HOLDINGS, LLC, a California limited liability company (“T9 Holdings”), CAPITOL STATION MEMBER, LLC, a Delaware limited liability company (“T9 Member”), CAPITOL STATION 65 LLC, a California limited liability company (“T9 Fee” and together with T9 JV, T9 Holdings and T9 Member collectively referred to herein as the “T9 Parties”), AVALON JUBILEE, LLC, a New Mexico limited liability company (“Avalon Fee”) PRESIDENTIAL REALTY OPERATING PARTNERSHIP LP, a Delaware limited partnership (“PRES OP”) and PRESIDENTIAL REALTY CORPORATION, a Delaware corporation (the “Company” or “Presidential” and together with PRES OP, each a “Presidential Party” and together the “Presidential Parties”). Each of the T9 Parties and Avalon Fee is referred to herein, individually, as a “Contributed Entity” and collectively referred to herein as the “Contributed Entities”. Each of the FC Entities, the Contributed Entities and the Presidential Entities are referred to herein collectively as the “Parties” and individually as a “Party.” Appendix 1 to this Agreement contains certain definitions used in this Agreement and cross-references to terms defined in the body of the Agreement.

RECITALS

WHEREAS, Presidential is engaged in the business of investing in interests in real estate. Presidential has been organized and operated to qualify as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). Presidential holds all or substantially all of its properties and assets through PRES OP, its operating partnership;

WHEREAS, First Capital is engaged in the business of investing in interests in real estate. First Capital has been organized and operated to qualify as a REIT under Sections 856 through 860 of the Code. First Capital holds all or substantially all of its properties and assets through FCRE OP, its operating partnership;

WHEREAS, FCRE OP is the owner of 92% of the limited liability company interests and profit participation interests (as set forth in the operating agreement for T9 JV) in T9 JV (the “FC/T9 Interest”). T9 JV is the sole owner of 100% of the limited liability company interests and profit participation interests in T9 Holdings. T9 Holdings is the sole owner of 100% of the limited liability company interests and profit participation interests in T9 Member. T9 Member is the sole owner of 100% of the limited liability company interests and profit participation interests in T9 Fee. T9 Fee is the direct owner of 100% of the fee simple interests in the Township Nine Property (as hereinafter defined).

WHEREAS, FCRE OP is the owner of 31.3333% of the limited liability company interests and profit participation interests in Avalon Fee (the “FC/Avalon Interest”). Avalon Fee is the direct owner of 100% of the fee simple interests in the Avalon Property (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing recitals, the Parties acknowledge the adequacy of the consideration provided to each through their respective representations, warranties, covenants and agreements and promises contained in this Agreement, as well as other good and value consideration, and, intending to be legally bound, agree as provided below.

Article I.

INTEREST CONTRIBUTIONS

1.1           Recitals. The recitals above are incorporated into this Agreement and are hereby acknowledged to be true and correct.

1.2           Contribution of the Township Nine Property. At the Closing and on the terms and subject to the conditions contained in this Agreement, the Contributor hereby agrees to sell, convey, assign and transfer to PRES OP, absolutely and unconditionally, free and clear of all Liens except for Permitted Liens, sixty-six (66%) percent of its ownership interests in T9 JV which entity owns ninety-two percent (92%) of all right, title and interest in and to the real and personal property described as follows:

“23 parcels of land upon which a tentative map has been approved comprising 62.6 gross acres and 29.87 net developable acres (net of Parcel 4 on the T9 Subdivision Map defined below and roadways, parks and open space, and land situated within the American River) and known as Lots 1, 2, 3, 5, 6 and 7, Lots A and B, and designated remainder 1 and designated remainder 2, as shown on the map entitled "Township 9 - Phase 1, Subdivision No. P10_036", filed for record November 13, 2012 in Book 378 of Final Maps, Page 1, Sacramento County Records (the “T9 Subdivision Map”) and designated as Assessor’s Parcel Numbers (“APNs”) 001-0020-056, 001-0020-057, 001-0020-058, 001-0020-060, 001-0020-061, 001-0020-062, 001-0020-063, 001-0020-064, 001-0020-066 and 001-0020-067 in the City of Sacramento, California, (the “Township Nine Land”), together with (i) all buildings, structures, fixtures and improvements presently located on the Township Nine Land (the “Township Nine Improvements”), (ii) all equipment, machinery, supplies and spare parts and personal property directly or indirectly owned by Contributor and used in connection with the use, operation and maintenance of the Township Nine Improvements (the “Township Nine Personal Property”), (iii) all easements, licenses, rights and appurtenances benefiting the Township Nine Land and the Township Nine Improvements (the “Township Nine Rights”), and (iv) if and to the extent assignable by Contributor, all right, title and interest of Contributor, if any, whether direct or indirect, in and to any intangible personal property relating to the Township Nine Land and the Township Nine Improvements, including all licenses, permits, plans, specifications, operating manuals, guarantees and warranties and any structural, engineering, soil, seismic, geologic, hydrogeologic, architectural and other reports and studies prepared for Contributor or a Township Nine Party by third party consultants relating to the Township Nine Land and the Township Nine Improvements (the “Township Nine Intangible Property” and together with the Township Nine Land, Township Nine Improvements, Township Nine Personal Property and Township Nine Rights collectively referred to herein as the “Township Nine Property” or “T9 Property”).”

1.3           Contribution of the Avalon Property. At the Closing and on the terms and subject to the conditions contained in this Agreement the Contributor hereby agrees to sell, convey, assign and transfer to PRES OP, absolutely and unconditionally, and free and clear of all Liens except for Permitted Liens, all of Contributor’s right, title and interest in and to the real and personal property described as follows:

“That certain real property consisting of 251, non-contiguous single-family, residential lots and a 10,000 square foot clubhouse, within the Jubilee at Los Lunas subdivision. The lots constitute 37 finished lots and 214 platted and engineered lots. The lots range in size from 4,002 to 12,687 square feet, with an average of 6,785 square feet, for a total of 39.10 acres or 1,703,103 square feet.] attached hereto and incorporated herein by this reference for all purposes (the “Avalon Land”), together with (i) all buildings, structures, fixtures and improvements presently located on the Avalon Land (the “Avalon Improvements”), (ii) all equipment, machinery, supplies and spare parts and personal property owned directly or indirectly by Contributor and used in connection with the use, operation and maintenance of the Avalon Improvements (the “Avalon Personal Property”), (iii) all easements, licenses, rights and appurtenances benefiting the Avalon Land and the Avalon Improvements (the “Avalon Rights”), and (iv) if and to the extent assignable by Contributor, all right, title and interest of Contributor, if any, whether direct or indirect, in and to any intangible personal property relating to the Avalon Land and the Avalon Improvements, including all licenses, permits, plans, specifications, operating manuals, guarantees and warranties and any structural, engineering, soil, seismic, geologic, hydrogeologic, architectural and other reports and studies prepared for Contributor or a Avalon Party by third party consultants relating to the Avalon Land and the Avalon Improvements (the “Avalon Intangible Property” and together with the Avalon Land, Avalon Improvements, Avalon Personal Property and Avalon Rights collectively referred to herein as the “Avalon Property”).”

1.4           Assignment of T9 Property and Avalon Property. In exchange for the consideration to be transferred to Contributor as set forth in this Article I below, Contributor shall assign the T9 Property and the Avalon Property to PRES OP and PRES OP agrees to accept such assignment in form acceptable to Contributor, acting reasonably, in accordance with the terms of this Agreement. The T9 Property and the Avalon Property are referred to herein individually as a “Contributed Property” and collectively as the “Contributed Properties”.

1.5           Consideration for the FC/T9 Interest. The Parties hereto acknowledge and agree as follows:

a)           The current, estimated fair market value of the FC/T9 Interest is approximately $85,457,000 (the “EFMV-FC/T9 Interest’);

b)           The appraised value of the FC/T9 Interest upon acquisition of the T9 Property by First Capital was $71,900,000 (the “AFMV-FC/T9 Interest”);

b)           The T9 Property is collateral for a first mortgage loan (the “T9 Loan”) in favor of Copia Lending, LLC (f/k/a ISIS Lending, LLC) (the “T9 Lender”) as described in the documentation for the T9 Loan (the “Loan Documents”) the outstanding balance (inclusive of interest and principal) of which is approximately $39,119,000;

c)           The amount of the T9 Loan (inclusive of interest and principal) attributable to the FC/T9 Interest is $35,989,000 (the “FC/T9 Interest Loan Balance”);

d)           Accordingly, the purchase price for the FC/T9 Interest shall be the amount of $32,649,000 (the amount of the EFMV-FC/T9 Interest ($85,457,000) less the amount of the FC/T9 Loan Balance ($35,989,000) [the difference being $49,468,000] multiplied by a fraction (the “T9 Fraction”) the numerator of which is “66” and the denominator of which is “100” [$49,468,000 (66/100)];

e)           At the Closing and on the terms and subject to the conditions contained in this Agreement, the Presidential Parties shall assume the obligations and liabilities with respect to sixty-six (66%) percent of the T9 Loan and/or any financing in replacement of the T9 Loan. In the event that the T9 Loan or any replacement financing is less than the amounts stated above, there shall be a commensurate increase in the amount of PRES OP Units issued to Contributor. However, in the event that the T9 Loan or any replacement financing is greater than the amount stated above, there shall be a commensurate decrease in the amount of PRES OP Units issued to Contributor. The parties hereto acknowledge and agree that the value of any personal property is de minimis and that no part of the Purchase Price is allocable thereto.

(f)          The FC Parties hereby acknowledge and agree that until such time as the FC Parties shall have delivered to Presidential an updated appraisal by a reputable “qualified” appraiser describing the fair market value of the FC/T9 Interest as being equal to or greater than the amount of the FC/T9 Interest Purchase Price (the “T9 Property Appraisal”) Presidential shall hold-back PRES OP Units in an amount equal to $8,947,000 [the difference between the FC/T9 Interest Purchase Price ($32,649,000) and the amount of $23,701,000 [the AFMV-FC/T9 Interest ($71,900,000) less the FC/T9 Interest Loan Balance ($35,989,000) [$35,911,000] multiplied by the T9 Fraction (66/100)] (the “Holdback Units”). Upon receipt of the T9 Property Appraisal showing an appraised value of not less than FC/T9 Interest Purchase Price, Presidential shall immediately deliver all of the Holdback Units to the Contributor. In the event that the T9 Property Appraisal is less than the FC/T9 Interest Purchase Price, Presidential shall immediately deliver to the FC Parties a portion of the Holdback Units (based upon an assumed unit price of $1.0 per PRES OP Unit) equal to the product obtained by multiplying $8,942,000 by a fraction the numerator of which is the then current, actual appraised value of the FC/T9 Interest and the denominator of which is 8,942,000. For purposes of this Agreement, a “qualified” appraiser shall have not less than 10 years of experience in appraising property similar to the T9 Property. The “qualified” appraiser shall be selected by FC Parties but shall be subject to the reasonable approval of Presidential.

1.6           Consideration for FC/Avalon Interest. The purchase price for the FC/Avalon Interest shall be Four Million Six Hundred Thirty-Two Thousand Dollars ($4,632,000) (the “FC/Avalon Interest Purchase Price’). The Parties covenant that, following the Closing for the Avalon Property, the Avalon Property shall not be transferred, sold, encumbered, leased (and no agreement shall be entered into by the Presidential Parties to accomplish any of the foregoing) prior to the Closing for the T9 Property and performance under the Shareholder’s Agreement (defined herein) as may be required therein as of the T9 Closing.

1.7           Payment of Purchase Price. The FC/Avalon Interest Purchase Price and the FC/T9 Purchase Price, the sum of which is Thirty Seven Million Two Hundred Eighty-One Thousand Dollars ($37,281,000) shall hereinafter be collectively referred to as the “Purchase Price”. The Purchase Price shall be paid by the Presidential Parties delivering to the FC Parties at the Closing for the Avalon Property and the Closing for the T9 Property (subject to the Holdback) such number of operating partnership units issued by PRES OP (the “PRES OP Units”) based upon a valuation of $1.00 per share as shall equal the FC/Avalon Interest Purchase Price and FC/T9 Interest Purchase Price, respectively. The PRES OP Units shall be delivered to the FC Parties free of any liens, encumbrances or rights of third parties at each Closing, in form satisfactory to Contributor, consistent with the provisions of this Agreement. In addition, at the election of the FC Parties, the PRES OP Units shall be convertible into Class B shares of Presidential, on a pari pasu basis, at any time and immediately following receipt by Presidential of written notice from any of the FC Parties.

1.8           Class A Shares. The Presidential Parties hereby represent and warrant that (i) there are presently approximately Four Hundred Forty Two Thousand Five Hundred Thirty Three (442,533) Class A shares issued by Presidential (collectively, “Class A Shares”) of which approximately 177,013 Class A Shares are owned by the BBJ Family Irrevocable Trust (“BBJ Trust”) and the balance held by third parties (collectively, “Class A Shareholders”); (ii) Presidential Parties have delivered or shall deliver to the FC Parties such documentation and materials as may be in the possession or control of the Presidential Parties relative to the Class A Shares and/or Class A Shareholders; (iii) to the best knowledge of the Presidential Parties, there is no reason to believe that the Class A Shareholders either individually or collectively, are or would be in opposition to the transactions contemplated by this Agreement; (iv) to the best knowledge of the Presidential Parties the Class A Shares are not currently encumbered by any lien or encumbrance and are not subject to any options or any other rights of third parties including, without limitation, any shareholder agreement; and (v) no additional Class A Shares shall be issued.

1.9           Class A Shareholder Agreement. At least one (1) business day prior to the Closing for the Avalon Property, as a condition to Closing for the benefit of the FC Parties, First Capital shall have received a shareholder’s agreement (“Class A Shareholder’s Agreement”) in form and substance acceptable to the FC Parties, acting reasonably, entered into by or on behalf of not less than fifty-one (51%) of the authorized and issued Class A stock of Presidential including, but not limited to, the BBJ Family Trust (the “Class A Controlling Stock”), which Shareholder’s Agreement shall describe, without limitation, the matters described on Schedule 1.9 attached hereto and incorporated herein

1.10         Issuance of Securities. Following the Closing for the T9 Property, Presidential shall take such action as may be necessary or appropriate to issue, in compliance with all applicable law including, but not limited to, corporate and securities laws, unregistered shares of Class B common stock (valued at $1.00 per share) such shares being hereinafter referred to, individually, as a “Presidential Share” and, collectively, as the “Presidential Shares” or “Securities”).

1.11         Further Action. If, at any time after each Closing, either the Presidential Parties or the FC Parties shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Presidential the right, title or interest in or to any of the Contributed Properties, the Contributor shall execute and deliver, or take such other actions as are within their respective control to cause to be executed and delivered, all such deeds, bills of sale, assignments (including any intellectual property assignments), certificates, affidavits, consents, assurances and do or take such other actions as are within their respective control to cause to be done, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to any of the Contributed Properties or the Contributed Properties or otherwise to carry out this Agreement.

Article II.

CLOSING

2.1          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place when the Closing conditions set forth in this Article II and conditions precedent to Closing as set forth in this Agreement set forth in Article V have been met for each Contributed Property on an individual basis (the “Closing Date”). The Contributed Properties will close on the following schedule:

a)	Avalon Property – Seven (7) business days after the execution of this Agreement; and

b)	Township Nine Property – upon the completion and/or satisfaction or written waiver of the Closing Conditions and Conditions Precedent as set forth in this Agreement anticipated to occur within ninety (90) days following the date of execution of this Agreement.

2.2          Issuance of Securities. The PRES OP Units will be issued by PRES OP upon the Closing of each of the Contributed Properties in the amounts specified in Article I.

2.3          Closing deliveries by the FC Parties. At or prior to the Closing, the FC Parties (except as otherwise provided below) will deliver or cause to be delivered to the Presidential Parties each of the following agreements, instruments and documents:

(a)          a certificate of formation, organization or incorporation, as applicable, of each Contributed Entity and FC Party certified by the relevant authority of the jurisdiction of organization of such Contributed Entity or FC Party;

(b)          by-laws, operating agreements and partnership agreements, as applicable, for each Contributed Entity and FC Party as in effect on the date on which the resolutions referred to below were adopted;

(c)          resolutions of the governing body of each Contributed Entity and FC Party approving the transaction, this Agreement and each other document to be executed in connection with this Agreement (each a “Transaction Document”) which it is or is to be a party;

(d)          a certification that the names and signatures of the officers of each Contributed Entity authorized to sign this Agreement and each Transaction Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct;

(e)          a good standing certificate for each FC Party and Contributed Entity from its jurisdiction of organization;

(f)          a good standing certificate for each FC Party and Contributed Entity from each state where it is qualified to do business;

(g)          a duly executed instrument of assignment in the form acceptable to Contributor, acting reasonably;

(h)          intentionally deleted;

(i)           a title affidavit, if necessary, in form reasonably acceptable to the title insurance company providing coverage to each of the Contributed Properties;

(j)          a true and complete set of all as built building plans, specifications and drawings (and of all documents and other materials related thereto) for the Contributed Properties;

(k)          a copy of any tax bills for the Contributed Properties not previously delivered to the Presidential Parties;

(l)          a copy of any Permits (including all amendments, modifications, supplements and extensions thereof) with respect to the Contributed Properties not previously delivered to the Presidential Parties, except to the extent the same are required to be and are affixed at the Contributed Properties;

(m)         intentionally deleted;

(n)          with respect to the Contributor, a duly completed and executed certificate pursuant to Treasury Regulation section 1.1445-2(b)(2) certifying that the Contributor is not a “foreign person” within the meaning of Code section 1445 (each a “FIRPTA Affidavit”); and

(o)          any and all other instruments and documents required to be delivered by such Contributor at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the Presidential Parties may reasonably request, consistent with the terms of this Agreement, to effect any of the transactions contemplated hereby.

2.4        Covenants of the FC Parties. During the pendency of this Agreement and prior to the Closing, through the exercise of commercially reasonable efforts:

(a)        The FC Parties shall not permit the creation or imposition of any lien or encumbrance upon or with respect to the Property or file any tax appeals without Presidential Parties’ prior written consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Contributor shall be entitled to refinance the T9 Loan upon notice to but without the consent of Presidential Parties (FC Parties shall keep Presidential Parties timely apprised of the status of the T9 Loan refinancing);

(b)       The FC Parties shall maintain or cause to be maintained in full force and effect insurance on the Property in accordance with the Loan Documents;

(c)        The FC Parties shall (i) contribute such capital to Presidential as shall be reasonably required to operate the Company for a period of five (5) months from the date of this Agreement (or make reasonable provision for the same) within sixty (60) days following the Closing for the Avalon Property in accordance with the Business Plan (defined below); and (ii) timely perform the obligations described in Section 5.1 (c) v);

(d)        The FC Parties agree not to transfer, sell, further pledge, remove or lease all or any part of the Contributed Property or any development rights appurtenant to the Contributed Property or cause any FC Parties to do any of the foregoing except in the ordinary course of business consistent with the Business Plan or as may be consented to by Presidential, acting reasonably; provided, however, that the FC Parties shall be entitled to consummate a transaction for the sale of a portion of the T9 Property to the AG Spanos Company or affiliate without the consent of the Presidential Parties;

(e)        First Capital shall promptly engage Latham and Watkins with respect to the matters described in Section 5.1 (d) herein; and

(f)        The FC Parties shall operate and maintain (or shall cause to be operated and maintained) the T9 Property in the ordinary course of business consistent with its past practices subject to all applicable laws and the Loan Documents, Contributor shall not make or permit to be made any capital expenditures or improvements to the Property without the prior approval of Presidential Parties (unless as a result of an emergency), which approval shall not be unreasonably withheld, conditioned or delayed.

(g)       On or before the Closing for the T9 Property, as a condition precedent for the benefit of the FC Parties, a written amendment to the operating agreement for T9 JV providing for among other matters, the admission of Presidential as the majority member of such entity (with corresponding majority control as to the exercise of any rights or remedies of First Capital under the current operating agreement for T9 JV), the proportionate liability and responsibility of Presidential and First Capital, respectively, with respect to the T9 Loan and any replacement financing therefor, and such other terms and conditions as shall be mutually acceptable to the Parties, acting reasonably.

2.5        Closing Deliveries by the Presidential Parties. At or prior to the Closing, the Presidential Parties will deliver or cause to be delivered to the FC Parties each of the following agreements, instruments and other documents:

(a)        a certificate of formation, organization or incorporation, as applicable, of each Presidential Party certified by the relevant authority of the jurisdiction of organization of such Presidential Party;

(b)        by-laws, operating agreements and partnership agreements, as applicable, for each Presidential Party as in effect on the date on which the resolutions referred to below were adopted;

(c)        resolutions of the governing body of each Presidential Party approving the transaction, this Agreement and the Transaction Documents for which it is or is to be a party;

(d)        a certification that the names and signatures of the officers of each Presidential Party authorized to sign this Agreement and each Transaction Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct;

(e)        a good standing certificate for each Presidential Party from its jurisdiction of organization;

(f)         a good standing certificate for each Presidential Party from each state where it is qualified to do business;

(g)        a true and correct copy of the instructions provided by Presidential to its transfer agent (with corresponding acknowledgment by its transfer agent) with respect to the issuance of the Securities hereunder; and

(h)        any and all other instruments and documents required to be delivered by the Presidential Parties at or prior to the Closing pursuant to and in accordance with any of the other provisions of this Agreement, and such other documents or instruments as the FC Parties may reasonably request, consistent with the terms of this Agreement, to effect any of the transactions contemplated herein.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE FC PARTIES

Subject to the conditions precedent for the benefit of the FC Parties set forth herein, the FC Parties hereby represent and warrant the accuracy of the preamble recitals and hereby jointly and severally make the following representations and warranties to the Presidential Parties as of the date hereof:

3.1           Organization and Authorization. Each of the FC Parties and each of the Contributed Entities is an entity duly organized, validly existing and in good standing in the state of its organization. Each of the FC Parties has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other Transaction Document. Each of the FC Parties has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Documents. Upon the execution and delivery of any Transaction Document to be executed and delivered by one or both of the FC Parties, such Transaction Documents shall constitute the valid and binding obligation of such FC Party, enforceable against such Contributor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document on behalf of any FC Party is and shall have been prior to the Closing Date, duly authorized to execute and deliver such documents on behalf of such FC Party. No FC Party is in default under or in violation of any provision of its Organizational Documents.

3.2          Title to Contributed Entities and Contributed Properties. Each Contributed Entity and each Contributed Property is free from all Liens and encumbrances except for any matters disclosed in any preliminary reports or other written documentation including, without limitation, schedules prepared by the representing party, including, but not limited to, the organizational documents for the Contributed Entities, which has been delivered to or obtained by the Presidential Parties (the “Permitted Liens”). Except for this Agreement and the agreements made in connection with this Agreement and the transactions contemplated hereby, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights) or commitments of any character to which any of the FC Parties is a party relating to the sale, purchase or redemption of any of such Contributed Entities respective Contributed Property. Upon delivery to PRES OP on the Closing Date of the Contributed Properties as contemplated by this Agreement, FCRE OP will thereby transfer to PRES OP good and marketable title to such Contributed Property, free and clear of all Liens, except for the Permitted Liens. All the issued and outstanding interests in the Contributed Entities have been duly authorized and are validly issued, fully paid and non-assessable.

3.3          Contributed Entities.

(a)          The FC Parties have delivered or made available to the Presidential Parties true, correct and complete copies of the Organizational Documents of each of the FC Parties and the Contributed Entities.

(b)          The FC Parties have delivered or made available to the Presidential Parties true, correct and complete copies of all the notes, mortgages, deeds of trust, security agreements, UCC filings, guaranties and all other documents and agreements in any way related to the Permitted Liens.

(c)          The FC Parties have delivered or made available to the Presidential Parties true, correct and complete copies of annual financial statements, including, without limitation, balance sheets, income statements and statements of cash flow for the Contributed Entities prepared in conformance with prepared utilizing consistently applied accounting principles (collectively, the “Financial Statements”).

(d)          The Contributed Entities have no liabilities other than (i) the Permitted Liens, (ii) in connection with future performance obligations under any operating agreement disclosed to the Presidential Parties, or (iii) those liabilities that will be satisfied at the Closing pursuant to this Agreement.

(e)          Since the formation of the Contributed Entities, each of their sole business is and has been to own (directly or indirectly) one or more of the Contributed Properties and matters relating thereto.

3.4           Absence of Defaults and Conflicts. With respect to each FC Party and each of the Contributed Entities, neither the execution and delivery of this Agreement or any other Transaction Document by such FC Party or Contributed Entity, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon such Contributed Entity or its respective Contributed Property, under (i) any Organizational Documents of any Contributed Entity or FC Party, (ii) any agreement, document or instrument to which any Contributed Entity or FC Party is a party or by which such FC Party or any of its Contributed Entities is or are bound, (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on any FC Party or Contributed Entity (or its assets or properties, including the Contributed Properties), or (iv) any Laws applicable to such Contributed Entity or FC Party; or (b) require the approval, consent, authorization or act of, or the making by such Contributed Entity or FC Party of any declaration, filing or registration with, any Person.

3.5           FIRPTA. No Contributed Entity or FC Party is a “foreign person” within the meaning of Code Section 1445(f)(3), and each Contributed Entity and FC Party shall certify to that effect and certify its taxpayer identification number at Closing pursuant to Code Section 1445(b)(2).

3.6           No Brokers. No Contributed Entity or FC Party or any of its Affiliates has or will have any obligation to pay any brokerage fees or commissions, finder’s fee or other similar fees related to the execution of this Agreement, any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

3.7           No Litigation. Except for any matters disclosed in any preliminary reports or other written documentation delivered or obtained by the Presidential Parties, including, without limitation, schedules prepared by the representing party, no Proceeding or Order is pending against or affecting the Contributed Entities or the Contributed Properties (and, to the knowledge of each FC Party, no such Proceeding or Order has been threatened in writing): (a) under any bankruptcy or insolvency Law; (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or thereby; or (c) that reasonably could be expected to adversely affect (i) the performance by such FC Party or Contributed Entity under this Agreement or any other Transaction Document, or (ii) the consummation of any of the transactions contemplated hereby or thereby.

3.8           No Consents Required. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by any FC Party or Contributed Entity in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

3.9           Taxes. Except for any matters disclosed in any preliminary reports or other written documentation delivered or obtained by the Presidential Parties (a) all Tax Returns and reports required to be filed with respect to the Contributing Entities including, without limitation, schedules prepared by the representing party, and the Contributed Properties have been timely filed (after giving effect to any properly filed extensions) and all such returns and reports are accurate and complete in all material respects, and all Taxes required to be paid with respect to the Contributed Entities or the Contributed Properties have been paid, and (b) no deficiencies for any Taxes have been proposed, asserted or assessed with respect to the Contributed Entities or the Contributed Properties, and no requests for waivers of the time to assess any such Taxes are pending.

3.10         Tax Matters. Each FC Party represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (a) the transfer of the Contributed Entities and the Contributed Properties to PRES OP and the receipt of PRES OP Units and the assumption of the T9 Loan as consideration therefore, (b) The Contributors admission as a shareholder of Presidential, and (c) any other transaction contemplated by this Agreement. Each of the FC Parties further represents and warrants that it has not relied on PRES OP, Presidential, or any of their Affiliates, representatives or counsel for any tax advice and that it is not relying on any advice or any information or material furnished by such parties, whether oral or written expressed or implied, of any nature whatsoever, regarding the tax consequences of the events and transactions set forth in the preceding sentence.

3.11         Compliance with Laws. Except for any matters disclosed in any preliminary reports or other written documentation, including, but not limited to, schedules prepared by the representing party and/or the organizational documents for the Contributed Entities, delivered to or obtained by the Presidential Parties, the Contributed Properties have been maintained, and the FC Parties have not received written notice that any such Contributed Property is not, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, except where the failure to so comply would not have a Material Adverse Effect. Compliance with Environmental Laws is not addressed by this Section 3.11, but rather solely by Section 3.14.

3.12         Eminent Domain. There is no existing, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Contributed Properties.

3.13         Licenses, Approvals, Entitlements and Permits. Except as may be disclosed in writing in any written documentation or materials delivered to the Presidential Parties, including, without limitation, schedules prepared by the representing party, all licenses, permits or other governmental approvals (including, without limitation, all Approvals and Entitlements) required to be obtained by the owner of any of the Contributed Properties in connection with the permitting, approval, construction, use, occupancy, management, leasing and operation of the property have been obtained and are in full force and effect and in good standing, and all Approvals and Entitlements are fully vested and not subject to divestiture.

3.14         Environmental Compliance. Except as may be disclosed in writing in any written documentation or materials delivered to the Presidential Parties, including, without limitation, schedules prepared by the representing party, each Contributed Entity and each of the Contributed Properties are currently in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect. No FC Party or Contributed Entity has received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any current violation of, or requiring current compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon any of the Properties. No litigation is pending with respect to Hazardous Materials located in, on, under or upon any of the Contributed Properties, and no investigation in such respect is pending and no such litigation or investigation has been threatened in writing in the last twelve months by any Governmental Entity or any third party. There are no environmental conditions existing at, on, under, upon or affecting the Contributed Properties or any portion thereof that would reasonably be likely to result in any claim, liability or obligation under any Environmental Laws or Environmental Permit or any claim by any third party that would have a Material Adverse Effect.

3.15         Employees. None of the Contributed Entities are a party to any union contract or collective bargaining agreement.

3.16        Zoning. Except as may be disclosed in writing in any written documentation or materials delivered to the Presidential Parties, including, without limitation, schedules prepared by the representing party, the FC Parties or Contributed Entities have not received (a) any written notice (which remains uncured) from any Governmental Authority stating that any of the Contributed Properties is currently violating any zoning, land use, development agreement or other similar rules or ordinances in any material respect, or (b) any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any of the Contributed Properties or any portion thereof except, in each case as would not have a Material Adverse Effect, and the FC Parties know of no event or circumstance which currently exists, or which, with the passage time may exist, which would in any way negate or subject the Contributed Properties to lose or be divested of any Approvals or Entitlements.

3.17        Insurance. Each of the Contributed Entities has in place the public liability, casualty and other insurance coverages with respect to each of the Contributed Properties owned by it necessary and in all cases required under the terms of any continuing Liability or other agreement to which the Contributed Property or Contributed Entity is subject. Each of the insurance policies is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. Neither of the FC Parties or the Contributed Entity has received from any insurance company any notices of cancellation or intent to cancel any insurance with respect to the Contributed Properties.

3.18        Labor. All sums payable by reason of any labor or materials heretofore furnished with respect to the Contributed Properties or the Contributed Entities have been, paid, and there are no disputes in connection therewith.

3.19        Investment Representations.

(a)          Each FC Party acknowledges that the offering and issuance of the Securities to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Presidential Parties’ reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of each FC Party contained in this Section 3.19. In furtherance thereof, each FC Party represents and warrants to each Presidential Party as follows:

(i)          The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(ii)         The Contributor is acquiring the Securities solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the federal securities Law.

(iii)        The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities Law. The Contributor is able to bear the economic risk of holding the Securities for an indefinite period and is able to afford the complete loss of its investment in the Securities; such Contributor has received and reviewed all information and documents about or pertaining to the Presidential Parties and the business and prospects of the Presidential Parties and the issuance of the Securities and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents as the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Securities; and the Contributor understands and has taken cognizance of all risk factors related to the acquisition of the Securities. Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of the Contributor’s advisors (including tax advisors), and not upon that of the Presidential Parties or any of their Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(b)          The Contributor is fully aware that the Securities have not been registered with the SEC in reliance on the exemptions specified in Regulation D under the Securities Act, which reliance is based in part upon the Contributors’ representations set forth in this Section 3.19. The Contributor understands that the Securities have not been registered under applicable state securities laws and are being offered pursuant to the exemptions specified in said laws, and unless they are registered, they may not be re-offered for sale or resold except in a transaction or as a security exempt under those laws.

3.20         Financial Statements. FC Parties hereby represent and warrant that since the date of the Financial Statements there have been no material changes affecting the T9 Property and/or the Avalon Property that would be reflected in such statements and that would make the same materially false and misleading and that would prevent the FC Parties from performing their obligations under this Agreement.

3.21         Condition precedent. The truth, accuracy and completeness of each of the representations and warranties of the FC Parties made in this Agreement as of the date hereof, and as of the Closing Date, shall constitute a condition precedent to the obligations of the Presidential Parties hereunder. Notwithstanding any provision contained herein to the contrary, all of the representations and warranties of the FC Parties set forth in this Agreement shall be to the actual, present knowledge of Suneet Singal, without any independent investigation or any duty to conduct an independent investigation or inquiry as to the subject matter thereof and shall be deemed to be true and correct provided that no material and adverse inconsistency exists which would prevent the Presidential Parties from realizing the benefits to which they are entitled under this Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE PRESIDENTIAL PARTIES

The Presidential Parties jointly and severally hereby represent and warrant to the FC Parties as follows:

4.1           Organization and Authorization. Each of the Presidential Parties is an entity duly organized, validly existing and in good standing in the state of its organization. Each of the Presidential Parties has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and any other Transaction Document. Each of the Presidential Parties has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any other Transaction Document. Upon the execution and delivery of any Transaction Document to be executed and delivered by a Presidential Party, such Transaction Document shall constitute the valid and binding obligation of the respective Presidential Party, enforceable against the respective Presidential Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity. The person or persons executing and delivering this Agreement or any other Transaction Document on behalf of the Presidential Parties is and shall have been prior to the Closing Date, duly authorized to execute and deliver such document on behalf of such Presidential Party.

4.2           No Litigation. No Proceeding or Order is pending against or affecting either of the Presidential Parties or any of their respective Affiliates or property owned by any of such parties, and no such Proceeding or Order has been threatened in writing: (a) under any bankruptcy or insolvency Law, (b) that seeks or could be reasonably likely to seek injunctive or other relief in connection with this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or thereby, or (c) that reasonably could be expected to adversely affect (i) the performance by the Presidential Parties under this Agreement or any other Transaction Document, or (ii) the consummation of any of the transactions contemplated hereby or thereby. The FC Parties acknowledge and agree that the Presidential Parties have been named in the litigation filed by Jacob Frydman and JFURTI, LLC, an affiliate of Jacob Frydman.

4.3           No Consents or Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Presidential Parties in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

4.4           No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of either Presidential Party, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on either Presidential Party, or (c) any other material agreement to which either Presidential Party is a party.

4.5           Valid Issuance of Securities. The PRES OP Units to be issued to the Contributor pursuant to this Agreement has been duly authorized by Presidential and, when issued against the consideration therefor, will be validly issued by Presidential, free and clear of all Liens.

4.6           Operation of Companies’ Business. Presidential has filed its last quarterly filings with the SEC as of September 30, 2016. Since September 30, 2016, The Presidential Parties have maintained their assets and operated their businesses in good faith and in the ordinary course consistent with past practice. There have been no material changes to the assets, business practices, debt or liability that have not been filed with the SEC.

4.7           REIT Status. Presidential is a real estate investment trust under Section 856 through 860 of the Code, in full compliance with the rules and regulations applicable thereto.

4.8           Charter Documents. Presidential has provided drafts of proposed amendments to its certificate of incorporation and bylaws and amendments to the governing charter instruments of PRES OP and each of its material Subsidiaries, if any. Presidential, PRES OP and each of its Subsidiaries are in compliance with the provisions of its certificate of incorporation or bylaws or equivalent governing charter instruments.

4.9          SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)          Presidential SEC Reports. Presidential has timely filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents, and all exhibits and schedules thereto and documents incorporated by reference therein (including those filed by Presidential after the date hereof), are referred to herein as the “Presidential SEC Reports”. As of their respective dates, the Presidential SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time each such Presidential SEC Report was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Presidential is required to file any forms, reports or other documents with the SEC and no Presidential Party has received or has any reason to expect to receive any notice from the SEC relative to any failure to comply with law.

(b)          Presidential Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Presidential SEC Reports (collectively, the “Presidential Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10 Q under the Exchange Act), and (iii) fairly presented the consolidated financial position of Presidential and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Presidential and its consolidated Subsidiaries for the periods indicated therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Presidential contained in the Presidential SEC Reports is hereinafter referred to as the “Presidential Balance Sheet.” Furthermore, the FC Parties acknowledge the obligation of Presidential to (i) satisfy a prior obligation to certain officers of the Company to transfer $414,000 in Class B shares to such parties as more particularly described in the Presidential Financial Statements, (ii) pay legal and accounting fees and costs pertaining to the negotiation and preparation of this Agreement in the approximate amount of $150,000 which shall be paid promptly following the Closing for the T9 Property, and (iii) purchase directors and officers errors and omissions tail coverage insurance at commercially reasonable rates.

(c)          Financial Statements in Accordance with Books and Records; Fair Presentation. The Presidential Parties hereby represent and warrant that the Presidential Financial Statements are in accordance with the books and records of Presidential, and fairly present in all material respects the financial condition of Presidential as at the respective dates indicated, including liabilities, income, and retained earnings for the respective periods indicated.

(d)          Outstanding Debt. Except as otherwise disclosed on the Presidential Financial Statements, Presidential and its Subsidiaries do not have any undisclosed loans payable or debt obligations (other than trade or vendor debt occurring in the ordinary course of business).

(e)          Preparation of Financial Statements. As of the date hereof, neither Presidential nor any of its Subsidiaries has any Liabilities of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Presidential and its Subsidiaries taken as a whole, except Liabilities (i) reflected in or reserved against the Presidential Balance Sheet, or (ii) incurred since the date of the Presidential Balance Sheet in the ordinary course of business consistent with past practices and Presidential shall disclose any such matters in writing to the FC Parties.

(f)          Securities Documents. Presidential has heretofore furnished to the FC Parties a true and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to forms, reports and documents which previously had been filed by Presidential with the SEC pursuant to the Securities Act or the Exchange Act such that the FC Parties are in receipt of all material facts and no material facts have been omitted from disclosures to the FC Parties.

(g)          Certifications. The chief executive officer, chief investment officer and/or the chief financial officer of Presidential have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct in all material respects, and Presidential is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

(h)          Comment Letter. Presidential has not received any comment letter from the SEC or the staff thereof.

(i)          Material Facts. The Presidential Parties have and shall until Closing disclose all material facts to the FC Parties, not omit any material facts in disclosure to the FC Parties and shall fully disclose all information required under anti-fraud rules and principles.

4.10         Presidential Assets. The assets held by Presidential and corresponding liabilities as of the Closing Date and as reflected in the Presidential Financial Statements constitute all of the assets of Presidential other than those contemplated pursuant to this Agreement.

4.11         Title. Each Presidential Party owns good and marketable title to all assets identified on the Presidential Financial Statements.

4.12         Information Provided to the FC Parties. The financial statements, all financial data, organizational documents relating to Presidential and its related entities, and all other documents and information heretofore delivered to the FC Parties by or with respect to Presidential in connection with this transactions contemplated by this Agreement or relating to Presidential are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to the FC Parties; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, organizational documents relating to Presidential and its Subsidiaries, documents and other information not disclosed to Contributors, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

4.13         Delivery of All Materials. The Presidential Parties have delivered to the FC Parties all material agreements and documents in either of the Presidential Parties’ possession or control relating to the condition, ownership and operation of its business. All such documents are complete and accurate. The Contributor will not be bound by any contract affecting a Presidential Party, which has not been disclosed prior to the Closing Date. The Presidential Parties have disclosed to the FC Parties all material matters known to the Presidential Parties and affecting the Presidential Parties and has not failed to disclose or omitted the disclosure of any matter to the FC Parties the effect of which would have a material, adverse effect on the Presidential Parties or the transactions contemplated hereunder.

4.14         Registration of Presidential Shares. The Parties acknowledge and agree that the issuance and distribution of the Presidential Class B shares must be made in compliance with all laws and regulations including those promulgated by the Securities and Exchange Commission.

4.15         Condition precedent. The truth, accuracy and completeness of each of the representations and warranties by the Presidential Parties to the FC Parties made in this Agreement as of the date hereof, and as of the Closing Date, shall constitute a condition precedent to the obligations of the FC Parties hereunder.

4.16         REIT Qualification. The Contributed Entities and Contributed Properties will meet the gross asset test contained in Section 856(c)(4) of the Code, as of the Closing Date (as if the Closing Date were the closing of a quarter), if the Contributed Entities and Contributed Assets were treated as the only assets of a REIT, and not taking into account any cure or mitigation provision relating to Section 856(c)(4) of the Code.

4.17         Environmental Compliance. Except as expressly disclosed in a writing by the Presidential Parties to the FC Parties dated prior to, and received by the FC Parties prior to, the date hereof, each real property asset owned by the Presidential Parties is currently in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect. The Presidential Parties have not received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any current violation of, or requiring current compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon any of the real properties owned by the Presidential Parties. No litigation is pending with respect to Hazardous Materials located in, on, under or upon any of the real properties owned by the Presidential Parties, and, no investigation in such respect is pending and no such litigation or investigation has been threatened in writing in the last twelve months by any Governmental Entity or any third party. To the actual knowledge of the Presidential Parties, there are no environmental conditions existing at, on, under, upon or affecting any real property owned by the Presidential Parties or any portion thereof that would reasonably be likely to result in any claim, liability or obligation under any Environmental Laws or Environmental Permit or any claim by any third party that would have a Material Adverse Effect.

4.18         Taxes. Except as would not have a Material Adverse Effect, (a) all Tax Returns and reports required to be filed with respect to each Presidential Party and real property owned by the Presidential Party have been timely filed (after giving effect to any properly filed extensions) and all such returns and reports are accurate and complete in all material respects, and all Taxes required to be paid with respect to the real property owned by the Presidential Parties have been paid, and (b) no deficiencies for any Taxes have been proposed, asserted or assessed with respect to the real property owned by the Presidential Parties, and no requests for waivers of the time to assess any such Taxes are pending.

4.19         Compliance with Laws. Except as expressly disclosed in writing and received by the FC Parties prior to, the date hereof, the real property owned by the Presidential Parties has been maintained, and the Presidential Parties have not received written notice that any such real property owned by the Presidential Parties are not, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, except where the failure to so comply would not have a Material Adverse Effect. Compliance with Environmental Laws is not addressed by this Section 4.19, but rather solely by Section 4.17.

4.20         Eminent Domain. There is no existing, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the real property owned by the Presidential Parties.

4.21         Licenses, Approvals, Entitlements and Permits. Except as expressly disclosed in a writing by the Presidential Parties to the FC Parties dated prior to, and received by the FC Parties prior to, the date hereof, all licenses, permits or other governmental approvals (including without limitation, all Approvals and Entitlements) required to be obtained by the Presidential Parties in connection with the permitting, approval, construction, use, occupancy, management, leasing and operation of any real property owned by the Presidential Parties has been obtained and are in full force and effect and in good standing, and all Approvals and Entitlements are fully vested and not subject to divestiture.

4.22         Insurance. The Presidential Parties have in place the public liability, casualty and other insurance coverages with respect to any real property owned by the Presidential Parties necessary and in all cases required under the terms of any continuing loan or other agreement to which the real property owned by the Presidential Parties is subject. Each of the insurance policies is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. The Presidential Parties have not received from any insurance company any notices of cancellation or intent to cancel any insurance.

4.23         Stock Options and Warrants. Except for the stock options and warrants described in Section 5.1 (e) below, there are no other stock options, warrants, put rights, call rights or similar rights afforded to any party with regard to any stock of the Company.

Article V.

CONDITIONS PRECEDENT

5.1          Conditions Precedent to the Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated hereby at the Closing shall be subject to the completion, satisfaction or written waiver (where permissible), at or prior to the Closing for the Avalon transaction (unless otherwise specified) of the following conditions precedent:

(a)          No Order. No Governmental Authority with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby at the Closing illegal or otherwise restricting, preventing or prohibiting consummation of such transactions.

(b)          Class A Shareholder’s Agreement The execution and delivery of the Class A Shareholder’s Agreement.

(c)          Business Plan for Presidential. FC Parties and Presidential Parties have approved the general business plan for Presidential (“Business Plan”) which provides:

i)	To hold the Avalon Property asset as a long term investment (at least one year).

ii)	To develop a multi-year development plan for the T9 Property asset that will include the recapitalization of the asset.

iii)	Palisades Capital shall provide consulting services relative to the Contributed Properties, among other matters, upon Closing of the Avalon transaction, and shall be fully-integrated as managers and officers of the Company upon the Closing for the T9 Property pursuant to an agreement to be entered into between Palisades and Presidential, which agreement shall be approved by the Presidential Board of Directors and executed by the Parties following the Closing for the T9 Property.

iv)	A budget describing the operating capital needs for Presidential for the period of twelve (12) months from the Closing for the Avalon Property.

v)	In furtherance of but not full satisfaction of the covenant of the FC Parties described in Section 2.4 (c) above, the FC Parties will pay to Presidential, within ten (10) business days following execution of this Agreement, the amount of $800,000 for operating capital and for compensation and reimbursement of expenses for Palisades Capital for a period of approximately150 days (the “Initial Op X Payment”). From the Initial Op X Payment, presidential shall timely pay Nelson Mullins for their professional services and costs related to the Regulation D offering for the Presidential preferred shares to be issued and for salaries and reimbursement of costs for Palisades Capital.

(d)          Pre-Closing Agreement. On or before the Closing for the Avalon Property, the Parties and Signature Group Advisors, LLC (“Signature”) shall have executed and delivered to each other a written document, in form reasonably acceptable to each of them, memorializing their agreement that Signature shall receive (i) 1,000,000 Class B Shares in consideration for sourcing, negotiating and documenting the transactions contemplated by this Agreement (“Transaction Fee”); and (ii) subject to the Closing for the T9 Property, 2,000,000 Class B Shares as a consulting fee for services to be performed over a period of four (4) years as directed by Presidential (“Consulting Fee”). The Transaction Fee shall be payable by Presidential and earned upon execution of this Agreement. The Consulting Fee shall be paid over a period of four (4) years, in arrears, in equal installments, to be delivered to Signature or its assignee prior to December 31st of each year.

(e)          Stock Options and Warrants. On or before the Closing for the Avalon Property, the Parties shall have entered into documentation sufficient to provide for the cancellation of certain stock options and warrants held by certain officers and directors of the Company in consideration for the issuance of Class B Shares as more particularly set forth on Schedule 5.1 (e) attached hereto and incorporated herein.

5.2           Conditions Precedent to the Obligations of the FC Parties. The obligations of each FC Party to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following additional conditions:

(a)          Agreements and Covenants. The Presidential Parties shall have performed all obligations to be performed by them, and complied with their agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(b)          Closing Deliveries. The Presidential Parties shall have delivered, or caused to be delivered, each of the items set forth in Section 2.3.

(c)          Final Board Approval. FC Parties shall have received final approval of the Board of Directors for First Capital within five (5) business days from the date this Agreement is fully executed by the Parties, such approvals to be delivered in writing to the Presidential Parties.

(d)          Opinions of Securities and Tax Counsel. First Capital shall have received opinions of counsel relative to the securities, tax aspects and REIT compliance aspects of the transactions contemplated herein, including, without limitation, the matters described in Section 1.6 above, in form and content acceptable to First Capital acting in good faith, which opinions shall be obtained prior to the Closing for the T9 Property. First Capital shall request that the issuer of any opinion expressly permit the Company to rely upon the opinion.

(e)          Fairness Opinion. First Capital shall have received a fairness opinion acceptable relative to the transactions contemplated by this Agreement in form and content acceptable to First Capital acting in good faith prior to the Closing for the T9 Property; provided, however, that no fairness opinion shall be required with respect to the transfer of the Avalon Property.

(f)          Formation of PRES OP. PRES OP shall have been validly formed, in good standing under Delaware law and capable of conducting business to the extent necessary, to perform the transactions under this Agreement prior to the Closing for the Avalon Property transaction and the formation documentation for PRES OP shall have been approved by the FC Parties, acting reasonably.

(g)          Consent of T9 Lender. On or prior to the Closing for the T9 Property transaction, the FC Parties shall have entered into with T9 Lender, a Waiver and Consent Agreement in form and substance reasonably acceptable to the Presidential Parties (the “Waiver and Consent Agreement”), which Waiver and Consent Agreement shall, at minimum, provide for the waiver of any default under any applicable loan document arising from or as a result of this Agreement and a waiver of the existing defaults under the T-9 Loan.

5.3          Conditions Precedent to the Obligations of the Presidential Parties. The obligations of the Presidential Parties to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or waiver by the Presidential Parties, at or prior to the Closing, of the following additional conditions:

(a)           Agreements and Covenants. The FC Parties shall have performed all obligations to be performed by them, and complied with their agreements and covenants to be performed or complied with by them under this Agreement.

(b)          Closing Deliveries. The FC Parties shall have delivered, or caused to be delivered, each of the respective items set forth in Section 2.2.

(c)          Final Board Approval. Presidential Parties shall have received final approval of the Board of Directors of Presidential Realty Corporation within five (5) business days from the date this Agreement is fully executed by the Parties, such approvals to be delivered in writing to the FC Parties.

(d)          Waiver of Unsatisfied Conditions. In the event that the Presidential Parties shall have determined to Close the transactions contemplated herein prior to satisfaction of any of the conditions precedent set forth in this Section 5.3 (excluding Section 5.3(c)), the Presidential Parties shall notice the other Parties that they have elected to waive the unsatisfied conditions precedent in this Section 5.3 and the Closing Date shall be the second (2nd) Business Day after the date of said notice, time being of the essence.

(e)          Condition Precedent. The truth, accuracy and completeness of each of the representations and warranties by the Presidential Parties to the FC Parties, and vice versa, made in this Agreement as of the date hereof, and as of the Closing Date, shall constitute a condition precedent to the obligations of each of the FC Parties and Presidential Parties hereunder.

5.4          Reasonable Efforts to Satisfy Conditions Precedent. The Parties shall cooperate with and assist each other in the exercise of commercially reasonable efforts to satisfy, a timely manner, the conditions precedent set forth in this Section 5.

Article VI.

SHARE REGISTRATION

6.1           S-11Filing. The Parties contemplate that the Presidential Shares will be registered subject to the filing of an S-11 statement with the SEC in accordance with the determinations made by Presidential acting reasonably.

6.2           Distribution of Shares. Following Contributor’s receipt of the Presidential Shares, distribution of the Presidential Shares from Contributor shall be made in accordance with applicable Law which may require the registration of such shares in accordance with Section 6.1 above unless distribution is permissible under an exemption to registration recognized under Law; provided, however, that the foregoing shall not constitute a condition or contingency to the delivery of the PRES OP Units to FC at each Closing.

Article VII.

TERMINATION

7.1           Intentionally deleted.

7.2           Intentionally deleted.

Article VIII.

GENERAL PROVISIONS

8.1           Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any of the Parties for a period of twenty-four (24) months.

8.2           Notices. All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by email or facsimile transmission, provided confirmation of receipt is received by sender and the original Notice is thereafter sent or delivered by an additional method provided in this Section 8.2, in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to any FC Party hereto:

Suneet Singal, CEO

First Capital Real Estate Trust Incorporated

60 Broad Street, 34th Floor

New York, NY 10004

With a copy (which shall not constitute notice or service of process under this Section 7.2) to:

Anthony Arostegui

Downey Brand, LLP

621 Capitol Mall, 18th Floor

Sacramento, California 95814

If to any Presidential Party hereto:

Nickolas Jekogian CEO

Presidential Realty Corporation

1430 Broadway, Suite 503

New York, NY 10018

with a copy (which shall not constitute notice or service of process under this Section 7.2) to:

Sam Walker

Blank Rome LLP

The Chrysler Building

405 Lexington Ave.

New York, NY 10174

Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 8.2. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

8.3          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.4          Amendment. This Agreement may not be amended or modified in any respect other than by the written agreement of all of the Parties.

8.5          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except that First Capital Real Estate Advisors, L.P. is a third party beneficiary hereunder as the external advisor of First Capital and the control person of FCRE OP.

8.6          Governing Law; Jurisdiction and Venue.

(a)          This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

(b)          Each Party agrees that any Proceeding for any claim arising out of or related to this Agreement or the transactions contemplated hereby, whether in tort or contract or at law or in equity, shall be brought only in either the United States District Court for the Eastern District of New York or in a New York state court sitting in New York, New York (each, a “Chosen Court”), and each Party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such Proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the Proceeding, and (d) agrees that, in addition to other methods of service provided by law, service of process in any such Proceeding shall be effective if provided in accordance with Section 8.2, and the effective date of such service of process shall be as set forth in Section 8.2.

8.7          Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver, and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.7.

8.8          Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.9          Mutual Drafting; Consultation with Advisors. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Each Party shall bear the cost of its own advisors, consultants, attorneys and accountants.

8.10        Entire Agreement. This Agreement (including its exhibits, appendices and schedules), and the other documents delivered pursuant hereto and thereto constitute a complete and exclusive statement of the agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements, arrangements or understandings by or between the Parties, written or oral, express or implied, with respect to the subject matter hereof or thereof including, without limitation, any draft of the agreement which may have been previously executed by any of the Parties.

8.11        Counterparts. This Agreement may be executed (including by facsimile or other similar electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12        Section Headings; Interpretation.

(a)          The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement,

(b)          When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless the context otherwise requires or unless otherwise specified. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

8.13         No Personal Liability. Notwithstanding any provision contained herein to the contrary, in no event shall any officer, director, shareholder, employee, agent, independent contractor, principal, member or representative be personally liable for any matters or transactions described in or contemplated by this Agreement. Furthermore, in no event shall either party have any claim against the other party with respect to any breach of any representation or warranty under this Agreement in the event that such party acquires actual knowledge of any discrepancy or conflict forming the basis for any such breach prior to the Closing and then proceeds to Closing.

8.14         AS IS Acquisition; Waiver of Punitive Damages. Subject to only the expressed representations and warranties set forth herein, the Parties hereby acknowledge and agree that the Contributed Properties are being contributed and transferred to the Presidential Parties “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and in reliance on the inspections, investigations and analysis performed by the Presidential Parties prior to the execution of this Agreement. Notwithstanding any provision contained herein to the contrary, the Parties hereby waive the right to claim any punitive or special damages against each other and that in no event whatsoever shall the liability of the FC Parties exceed the net equity of the Contributed Properties.

8.15         Indemnification by First Capital. The FC Parties shall fully indemnify, hold harmless and defend (collectively “indemnify” and “indemnification”) Presidential Realty Corporation and any of the Presidential Parties and its directors, officers, employees, agents, stockholders and affiliates (collectively, “Indemnified Parties”) from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses (including but not limited to reasonable attorney’s fees and costs) by (y) Jacob Frydman or any affiliate of Jacob Frydman or (z) any third party arising from the breach of an obligation to such third party by any of the FC Parties, and which arise out of or relate to the consummation of this Agreement. The FC Parties hereby further agree to indemnify and hold harmless Presidential Parties against any and all causes of action, claims, assessments, losses, damages, liabilities, obligations, reimbursements, costs and expenses of any kind or nature, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses whether caused by,  arising from, or premised, in whole or in part, (i) upon any misrepresentation of the FC Parties contained herein, (ii) any third party tort claims related to any accident, injury or damage occurring on or about the Property prior to the Closing, to the extent not covered by insurance), and (iii) any breach of this Agreement by FC Parties. The provisions of this Section 8.15 shall survive the Closings.

8.16         Indemnification by Presidential Parties. The Presidential Parties, jointly and severally, hereby further agree to indemnify and hold harmless the FC Parties and their officers, directors, employees, agents, stockholders and affiliates (collectively, “Indemnitees”) against any and all causes of action, claims, assessments, losses, damages, liabilities, obligations, reimbursements, costs and expenses of any kind or nature, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses whether caused by, arising from, or premised, in whole or in part, (i) upon a misrepresentation of the Presidential Parties contained herein, (ii) any third party tort claims related to Presidential occurring prior to the Closing (to the extent not covered by insurance), and (iii) any breach of this Agreement by the Presidential Parties. The provisions of this Section 8.15 shall survive the Closings.

8.17         Confidentiality. The Parties shall not be permitted prior to the Closing to make disclosures regarding the transactions contemplated by this Agreement (including issuing a tombstone, press release or advertisement) without the prior written consent of the Presidential Parties, provided, however, the foregoing shall not be construed to prevent either party from (a) making any disclosure required (or reasonably prudent) under any applicable law or the rules of a National Stock Exchange or (b) making, on a confidential basis, such disclosures as Contributor or Presidential Parties reasonably deem necessary or appropriate to its legal counsel, accountants (including outside auditors), potential lenders, mortgage brokers or other professionals involved in this transaction. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.

[Signature pages follow]

IN WITNESS OF THE FOREGOING, each Party executes this Agreement as of the date first written above, by the Party’s duly authorized officer.

ON BEHALF OF THE FC PARTIES & THE CONTRIBUTED ENTITIES:

By:	First Capital Real Estate Operating Partnership, LP
a Delaware limited partnership

	By:	First Capital Real Estate Trust Incorporated,
a Maryland corporation
its General Partner

		By:	/s/ Suneet Singal
Name: Suneet Singal
Title: CEO and Chairman of the Board

ON BEHALF OF THE PRESIDENTIAL PARTIES:

By:	Presidential Realty, LP
a Delaware limited partnership

	By:	Presidential Realty Corporation,
a Delaware Corporation
its General Partner

		By:	/s/ Nickolas Jekogian
Name: Nickolas Jekogian
Title: CEO & Chairman of the Board

APPENDIX 1

DEFINITIONS

“Agreement” has the meaning set forth in the introductory paragraph.

“Affiliate” means, with respect to a specified Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with that Person.

“Approvals” shall mean [intentionally deleted]

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) a day on which banks are required or authorized by Law to be closed in The City of New York.

“Chosen Court” has the meaning set forth in Section 8.6.

“Code” has the meaning set forth in the recitals.

“Company” shall mean Presidential.

“Contributed Entities” has the meaning set forth in the introductory paragraph.

“Contributed Properties” has the meaning set forth in Section 1.4.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Contributor” has the meaning set forth in the introductory paragraph.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of an equity interest, by contract or otherwise. The terms “Controlled by” and “under common Control with” have correlative meanings.

“Entitlements” shall mean [intentionally deleted]

“Entity” means, except for Governmental Authorities, (a) any corporation, partnership, joint venture, limited liability company, business trust or other business entity, (b) any association, unincorporated business or other organization, (c) any trust, and (d) any other organization having legal status as an entity under any Law.

“Entity Properties” has the meaning set forth in the recitals.

“Environmental Law” means Laws or Orders of any Governmental Authority relating to pollution or protection of the environment or natural resources (including the generation, use, storage, management, treatment, transportation, disposal, presence, Release or threatened Release of any Hazardous Material) or occupational health and safety, such as the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental Permits” means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FIRPTA Affidavit” has the meaning set forth in Section 2.2(i).

“Governmental Authority” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Hazardous Material” means any material, substance or waste defined or regulated in relevant form, quantity or concentration as hazardous or toxic or as a pollutant or contaminant (or words of similar import) pursuant to any Environmental Law, including any petroleum, waste oil or petroleum constituents or by-products.

“Law” and “Laws” mean (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of any Governmental Authority, including, but not limited to, any securities and corporate laws, (b) principles of common law, and (c) any Order.

“Liabilities” means any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any lien, encumbrance, security interest, pledge or any other title restriction of any kind.

“Material Adverse Effect” means a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects, management, assets or properties of a Person and or its or their Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Authority, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Organizational Documents” means each of the following, as applicable, as amended and supplemented: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement (or limited liability company agreement) and certificate of organization or formation of a limited liability company; and (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person.

“Parties” has the meaning set forth in the introductory paragraph.

“Permits” means, with respect to the Property, all governmental permits and approvals, including licenses, registrations and authorizations, required for the ownership and operation of the Contributed Entity or the Property at the Real Property, including without limitation, qualifications to do business, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all other necessary approvals from Governmental Authorities and other approvals granted by any public body.

“Permitted Lien” means: (a) Liens securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; (b) Zoning laws and ordinances applicable to the Properties that are not violated by the existing structures or present uses thereof or the transfer of the Properties; (c) Liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business that secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued; (d) non-exclusive easements for public utilities and other operational purposes that do not materially interfere with the current use of the Properties; (e) any other liens that do not materially interfere with the current use or operation of the Properties; and (f) any liens created by or with the knowledge of Presidential or any agent, employee or contractor of Presidential.

“Person” means an individual, an Entity or a Governmental Authority.

“Presidential Shares” has the meaning set forth in Section 3.1(a).

“PRES OP Units” has the meaning set forth in Section 1.7.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Authority or before an arbitrator or arbitral body or mediator.

“REIT” has the meaning set forth in the recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means any and all reports, schedules, forms, statements and other documents required under applicable Laws to be filed or furnished by Presidential to the SEC, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by such Laws.

“Securities” has the meaning set forth in Section 1.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means (i) all federal, state, local and foreign net or gross income, gross receipts, turnover, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, export taxes and withholdings, capital stock, franchise, profits, withholding, social security (or similar), unemployment, supplementary, retirement system, disability, real property, personal property, sales, use, transfer, registration, value added, recording, intangible, documentary, goods and services, ad valorem, net proceeds, net worth, special assessments, workers’ compensation, utility, production, gains, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest, penalty, or addition thereto payable in connection with such taxes, whether disputed or not and (ii) any liability of any Person for the payment of amounts of the type described in clause (i) as a transferee, successor or payable pursuant to a contractual obligation.

“Tax Return” means any return, declaration, report, claim for refund, document, or information return or statement relating to Taxes, or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedules or attachments thereto, and including any amendments thereof.

“Transaction Documents” means collectively this Agreement the other agreements contemplated to be delivered in connection herewith or therewith and any other agreement, certificate, instrument or writing delivered in connection with this Agreement or the transactions contemplated hereby.

SCHEDULE 1.9

[BASIC TERMS FOR SHAREHOLDER’S AGREEMENT]

Subject to approval of the Board of Directors of the Company following the Closing for the T9 Property (and the shareholders of Class A stock of the Company if determined necessary or appropriate by the Board) the exchange of $5,000,000 of newly issued Class B shares of Presidential for the Class A Controlling Stock (the Class A Controlling Stock may be transferred to an entity (e.g. an affiliate of the Company) as determined by the Company) upon the earlier to occur of (a) Presidential having achieved total stabilized net asset value of not less than $200,000,000 or (b) 18 months form the Closing for the Avalon Property; (ii) the agreement of the holders of the Class A Controlling Stock (x) not to transfer, lien or encumber the Class A Controlling Stock, (y) not to take any action that would interfere with the transactions contemplated by this Agreement or that may be inconsistent with the terms of this Agreement; (iii) to vote in favor of changing the name of Presidential to another name selected by the FC Parties; (iv) to vote in favor of changing the domicile of Presidential as may be determined by the FC Parties; (v) to vote in favor of either cancelling the Class A Shares or converting the Class A Shares into common Class B shares (vi) to vote in favor of the election or appointment of two (2) new board members selected by the FC Parties upon the Closing for the T9 Property.

SCHEDULE 5.1 (E)

[STOCK OPTIONS AND WARRANTS TO BE CANCELLED]

The following parties shall cancel their respective stock options and warrants in exchange for the issuance of Class B shares of Presidential (in the amounts specified below:

1. Alex Ludwig: 1,000,000 Class B Shares

2. Nickolas Jekogian: None

3. Jeff Josephs, Richard Brandt, Robert Fader, Jeffrey Rodgers (collectively and proportionately as they shall determine amongst themselves): 500,000 Class B Shares